EXHIBIT 99.1

ICU Medical, Inc. Announces Completion of a Stock Purchase Program and Institution of a New Stock Purchase Program

SAN CLEMENTE, Calif., Sept. 13, 2007 (PRIME NEWSWIRE) -- ICU Medical, Inc., (Nasdaq:ICUI), a leading low cost manufacturer of safe medical connectors, custom medical products and critical care devices, announced that today it completed a program announced in January 2007 to purchase up to $20 million of its common stock. Under that program 522,113 shares were purchased at a cost of $20 million. 329,236 of those shares were purchased in August and September 2007.

ICU Medical also announces that its Board of Directors on September 11, 2007 authorized a new program to purchase up to an additional $20 million of its common stock. Actual purchases will depend on the stock price, prevailing market and business conditions and other considerations.

CONTACT:  ICU Medical, Inc.
          Francis J. O'Brien, Chief Financial Officer
          (949) 366-2183

          Integrated Corporate Relations
          John F. Mills, Managing Director
          (310) 395-2215